EXHIBIT 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY OPERATING REVENUE

(UNAUDITED)

	2006				2005				2004
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Wireline services revenue:
Mass markets:
Voice services
Local voice	$966	$992	$1,017	$1,029	$1,035	$1,039	$1,060	$1,063	$1,075	$1,081	$1,101	$1,153
Long-distance	162	162	161	155	152	142	133	135	134	115	103	101
Access services	1	1	1	1	2	2	2	2	4	2	2	2

Total voice services	1,129	1,155	1,179	1,185	1,189	1,183	1,195	1,200	1,213	1,198	1,206	1,256
Data, Internet and video services	253	225	206	191	174	161	147	144	130	111	113	109

Total mass markets wireline services	1,382	1,380	1,385	1,376	1,363	1,344	1,342	1,344	1,343	1,309	1,319	1,365

Business:
Voice services
Local voice	298	305	309	314	311	321	320	320	322	328	326	337
Long-distance	133	138	139	144	138	139	145	146	135	157	152	156
Access services	—	—	—	—	1	1	1	1	1	1	1	1

Total voice services	431	443	448	458	450	461	466	467	458	486	479	494
Data, Internet and video services	593	581	581	583	584	621	561	539	560	544	549	547

Total business wireline services	1,024	1,024	1,029	1,041	1,034	1,082	1,027	1,006	1,018	1,030	1,028	1,041

Wholesale:
Voice services
Local voice	161	169	175	177	180	184	195	198	189	200	206	196
Long-distance	265	272	262	260	268	272	269	277	277	278	237	243
Access services	131	138	132	145	159	156	179	158	157	166	176	176

Total voice services	557	579	569	582	607	612	643	633	623	644	619	615
Data, Internet and video services	375	360	337	328	329	323	317	329	319	325	337	320

Total wholesale wireline services	932	939	906	910	936	935	960	962	942	969	956	935

Total wireline services revenue	3,338	3,343	3,320	3,327	3,333	3,361	3,329	3,312	3,303	3,308	3,303	3,341
Wireless services revenue	141	135	142	139	138	131	132	126	124	133	130	127
Other services revenue	9	9	10	10	9	12	9	11	10	8	9	13

Total operating revenue	$3,488	$3,487	$3,472	$3,476	$3,480	$3,504	$3,470	$3,449	$3,437	$3,449	$3,442	$3,481